Exhibit 23.2
Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Registration Statement of our report dated February 7, 2014, relating to the financial statements of CTE Petrochemicals Company appearing in the Annual Report on Form 10-K of Celanese Corporation for the year ended December 31, 2013.

/s/ BDO USA, LLP

Dallas, Texas
February 7, 2014